Press release

RBC Bearings Incorporated Announces Fiscal 2011 Second Quarter Results

Oxford, CT – November 4, 2010 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision plain, roller and ball bearings for the industrial, defense and aerospace industries, today reported results for the second quarter ended October 2, 2010.

Second Quarter Highlights

	Q2 Fiscal 2011		Q2 Fiscal 2010		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$83.1		$63.7		30.5%
Gross margin	$27.2	$27.9	$19.1	$20.0	42.7%	39.5%
Gross margin %	32.8%	33.5%	30.0%	31.4%
Operating income	$13.9	$14.6	$7.2	$8.5	91.9%	71.9%
Net income	$8.6	$9.3	$4.4	$5.3	94.2%	75.5%
Diluted EPS	$0.39	$0.42	$0.20	$0.24	95.0%	75.0%
(1) Results exclude items in reconciliation below.

Six Month Highlights

	Q2 Fiscal 2011		Q2 Fiscal 2010		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$165.5		$127.4		29.9%
Gross margin	$53.5	$55.0	$39.0	$40.4	37.2%	36.2%
Gross margin %	32.3%	33.2%	30.6%	31.7%
Operating income	$27.9	$28.5	$15.0	$17.0	86.0%	67.9%
Net income	$17.6	$18.5	$9.5	$10.6	86.0%	74.5%
Diluted EPS	$0.80	$0.84	$0.44	$0.49	81.8%	71.4%
(1) Results exclude items in reconciliation below.

“Our second quarter results reflect continued improvements in our markets and demonstrate the strength of our operations and the leverage built into our cost base,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “We delivered significant margin expansion on an adjusted basis, improving gross margins by 210 basis points and operating margins by 420 basis points, while further strengthening our balance sheet to afford ourselves the flexibility to participate most effectively in the recovery.  We are particularly encouraged by the continued strength of various industrial segments, including the OEM and distribution markets, and we remain optimistic for continued revenue gains through fiscal 2011.”

Second Quarter Results

Net sales for the second quarter of fiscal 2011 were $83.1 million, an increase of 30.5% from $63.7 million in the second quarter of fiscal 2010. The increase of 30.5% was driven by an increase of 85.3% in our industrial business offset by a 2.7% decrease in net sales in our aerospace and defense business.  Gross margin for the second quarter was $27.2 million compared to $19.1 million for the same period last year. Gross margin as a percentage of net sales was 32.8% in the second quarter of fiscal 2011 compared to 30.0% for the same period last year. The increase in gross margin percentage was mainly driven by the current recovery in our industrial business offset by costs associated with our expansion into large bearing products.  Gross margin as a percentage of net sales, excluding $0.6 million of large bearing expansion costs, was 33.5% compared to 31.4% for the same adjusted period last year.

Operating income increased 91.9% to $13.9 million for the second quarter of fiscal 2011 compared to $7.2 million for the same period last year. As a percentage of net sales, operating income was 16.7% compared to 11.4% for the same period last year. Operating income excluding costs associated with the expansion into new large bearing products and restructuring and moving costs was $14.6 million, an increase of 71.9% compared to adjusted operating income for the same period last year.  As a percentage of net sales, operating income, excluding these charges, was 17.5% compared to 13.3% for the same adjusted period last year.

Interest expense, net for the second quarter of fiscal 2011 was $0.4 million compared to $0.5 million for the same period last year.

Other non-operating expense was $0.4 million for the second quarter of fiscal 2011.  This was mainly comprised of foreign exchange losses.

For the second quarter of fiscal 2011, the Company reported net income of $8.6 million compared to net income of $4.4 million in the same period last year.  Excluding the after-tax costs associated with the expansion into large bearing products, restructuring and moving costs, and the foreign exchange loss, net income increased 75.5% to $9.3 million compared to $5.3 million for the same adjusted period last year.

Six Month Results
Net sales for the six month period ended October 2, 2010 were $165.5 million, an increase of 29.9% from $127.4 million for the six month period ended September 26, 2009. Gross margin for the six month period ended October 2, 2010 was $53.5 million compared to $39.0 million for the same period last year. Gross margin as a percentage of net sales was 32.3% for the six month period of fiscal 2011 compared to 30.6% for the same period last year. The increase in gross margin percentage was mainly driven by the current recovery in our industrial business offset by costs associated with the Company’s expansion into large bearing products. Gross margin as a percentage of net sales, excluding $1.5 million of large bearing costs, was 33.2% compared to 31.7% for the same adjusted period last year.

For the six month period ended October 2, 2010, the Company reported operating income of $27.9 million compared to $15.0 million for the same period last year.  Operating income excluding costs associated with the expansion into large bearing products, restructuring and moving costs, and a net gain on disposition or sale of assets was $28.5 million for the six month period ended October 2, 2010 compared to $17.0 million for the same adjusted period last year.  Operating income as a percentage of net sales excluding these charges was 17.2% for the six month period ended October 2, 2010 compared to 13.3% for the same adjusted period last year.

Interest expense, net for the six month period ended October 2, 2010 was $0.8 million, a decrease of $0.1 million, from $0.9 million for the same period last year.

Other non-operating expense was a loss of $0.8 million for the six month period ended October 2, 2010.  This was mainly comprised of foreign exchange losses.

Net income for the six month period ended October 2, 2010 was $17.6 million compared to net income of $9.5 million for the same period last year.  Excluding the after-tax costs associated with the expansion into large bearing products, restructuring and moving costs, the foreign exchange loss, and a net gain on disposition or sale of assets, net income was $18.5 million compared to $10.6 million for the same adjusted period last year.

Live Webcast
RBC Bearings Incorporated will host a webcast at 11:00 a.m. ET today to discuss the quarterly results.  To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon.  If you do not have access to the Internet and wish to listen to the call, dial 800-638-5495 (international callers dial 617-614-3496) and enter conference ID # 75928233.  An audio replay of the call will be available from 2:00 p.m. ET on Thursday, November 4th until 11:59 p.m. ET on Thursday, November 11th. The replay can be accessed by dialing 888-286-8010 (international callers dial 617-801-6888) and entering conference call ID # 43579669.  Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures
In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude certain charges.  These non-GAAP measures adjust for charges that Management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP.  A reconciliation of the non-GAAP measures disclosed in the press release with the most comparable GAAP measures are included in the financial table attached to this press release.

About RBC Bearings
RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components.  Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace and defense markets.  Headquartered in Oxford, Connecticut, RBC Bearings currently employs approximately 1,874 people and operates 23 manufacturing facilities in four countries.

Safe Harbor for Forward Looking Statements
Certain statements in this press release contain “forward-looking statements.”  All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing.  Forward-looking statements may include the words “may,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate” and other similar words.  Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.  Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company.  These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, the Company’s ability to meet its debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s Annual Report filed on Form 10-K.  The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statement.

Contacts

RBC Bearings
Daniel A. Bergeron
203-267-5028
dbergeron@rbcbearings.com

FD
Michael Cummings
617-747-1796
investors@rbcbearings.com

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	October 2,	September 26,	October 2,	September 26,
	2010	2009	2010	2009

Net sales	$83,095	$63,657	$165,469	$127,389
Cost of sales	55,857	44,564	111,978	88,392
Gross margin	27,238	19,093	53,491	38,997

Operating expenses:
Selling, general and administrative	12,988	11,132	25,480	22,751
Other, net	362	724	76	1,230
Total operating expenses	13,350	11,856	25,556	23,981

Operating income	13,888	7,237	27,935	15,016

Interest expense, net	398	460	790	929
Other non-operating expense (income)	447	85	817	(240)
Income before income taxes	13,043	6,692	26,328	14,327
Provision for income taxes	4,489	2,288	8,713	4,856
Net income	$8,554	$4,404	$17,615	$9,471

Net income per common share:
Basic	$0.40	$0.20	$0.81	$0.44
Diluted	$0.39	$0.20	$0.80	$0.44

Weighted average common shares:
Basic	21,626,198	21,591,779	21,617,923	21,587,193
Diluted	21,991,668	21,746,552	21,984,410	21,718,805

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
Reconciliation of Reported Gross Margin to Adjusted Gross	October 2,	September 26,	October 2,	September 26,
Margin:	2010	2009	2010	2009

Reported gross margin	$27,238	$19,093	$53,491	$38,997
Large bearing expansion costs	638	892	1,510	1,374
Adjusted gross margin	$27,876	$19,985	$55,001	$40,371

	Three Months Ended		Six Months Ended
Reconciliation of Reported Operating Income to Adjusted	October 2,	September 26,	October 2,	September 26,
Operating Income:	2010	2009	2010	2009

Reported operating income	$13,888	$7,237	$27,935	$15,016
Large bearing expansion costs	638	892	1,510	1,374
Restructuring and moving costs	52	354	120	562
(Gain) loss on disposition or sale of assets	-	-	(1,066)	19
Adjusted operating income	$14,578	$8,483	$28,499	$16,971

Reconciliation of Reported Net Income and	Three Months Ended		Six Months Ended
Net Income Per Common Share to Adjusted Net	October 2,	September 26,	October 2,	September 26,
Income and Adjusted Net Income Per Common Share:	2010	2009	2010	2009

Reported net income	$8,554	$4,404	$17,615	$9,471
Large bearing expansion costs (1)	418	587	1,010	908
Restructuring and moving costs (1)	34	233	80	372
(Gain) loss on disposition or sale of assets (1)	-	-	(713)	13
Foreign exchange loss (gain) (1)	260	56	513	(159)
Adjusted net income	$9,266	$5,280	$18,505	$10,605
(1) Item was tax effected at the effective tax rate.

Adjusted net income per common share:
Basic	$0.43	$0.24	$0.86	$0.49
Diluted	$0.42	$0.24	$0.84	$0.49

Adjusted weighted average common shares:
Basic	21,626,198	21,591,779	21,617,923	21,587,193
Diluted	21,991,668	21,746,552	21,984,410	21,718,805

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	October 2,	September 26,	October 2,	September 26,
Segment Data, Net External Sales:	2010	2009	2010	2009

Roller bearings segment	$24,864	$17,311	$48,292	$32,879
Plain bearings segment	40,935	30,262	83,596	61,262
Ball bearings segment	10,939	11,370	20,976	23,612
Other segment	6,357	4,714	12,605	9,636
	$83,095	$63,657	$165,469	$127,389

	Three Months Ended		Six Months Ended
	October 2,	September 26,	October 2,	September 26,
Selected Financial Data:	2010	2009	2010	2009

Depreciation and amortization	$3,275	$2,976	$6,483	$5,867

Incentive stock compensation expense	$1,013	$707	$2,023	$1,453

Cash provided by operating activities	$9,740	$4,610	$25,652	$21,379

Capital expenditures	$2,534	$1,751	$4,586	$6,021

Total debt			$31,414	$63,005

Cash and short-term investments			$47,386	$41,620

Backlog			$175,250	$160,530